As filed with the Securities and Exchange Commission on May 28, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
Registration Statement
Under
The Securities Act of 1933
Jones Lang LaSalle Incorporated
(Exact name of registrant as specified in its charter)

Maryland	36-4150422
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

200 East Randolph Drive Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)
Jones Lang LaSalle Incorporated Fifth Amended and Restated 2019 Stock Award and Incentive Plan
(Full title of the plan)

Alan K. Tse
Global Chief Legal Officer and Corporate Secretary
Jones Lang LaSalle Incorporated
200 East Randolph Drive
Chicago, Illinois 60601
(312) 782-5800
(Name, address and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Part I
Information Required in the Section 10(a) Prospectus
All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"). This Registration Statement is being filed by Jones Lang LaSalle Incorporated, a Maryland corporation (the "Registrant"), for the purpose of registering 1,022,000 shares of common stock, par value $0.01 per share (the "JLL Common Stock"), that were reserved, in the aggregate, for issuance under Jones Lang LaSalle Incorporated Fifth Amended and Restated 2019 Stock Award and Incentive Plan (the "Fifth Amended and Restated 2019 Plan"). Documents containing the information required by Part I of the Registration Statement will be sent or given to plan participants as specified by Rule 428(b)(1) under the Securities Act.
Part II
Information Required in Registration Statement

Item 3.	Incorporation of Documents by Reference.
The following documents previously filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:
(1)    The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on February 19, 2026;
(2)     The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed with Commission on April 30, 2026;

(3)     The Registrant’s Current Report on Form 8-K, including any amendments thereto, filed with the Commission on May 28, 2026; and

(4) The description of the Common Stock contained in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on February 27, 2020 (File No. 001-13145), including any amendment or report for the purpose of updating such description.
All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").
Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any current report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.
The following is a description of the general effect of the Maryland General Corporation Law (the "MGCL"), the Registrant’s Articles of Restatement, filed with the State Department of Assessments and Taxation of Maryland on June 24, 2014 (the "Charter"), the Registrant’s Fourth Amended and Restated Bylaws, effective as of December 11, 2023 (the "Bylaws"), and certain contracts under which the Registrant’s directors or officers may be insured or indemnified against liability that such directors or officers may incur in such capacity.
The Registrant’s Charter and the Bylaws provide that the Registrant shall indemnify and advance expenses to its directors and officers to the maximum extent permitted by Maryland law, provided that the Registrant will not be obligated to indemnify any director or officer in connection with any proceeding initiated by such director or officer (except for proceedings to enforce rights to indemnification) unless such proceeding was authorized or consented to by the Registrant’s board of directors. Maryland law requires a corporation (unless its charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law also permits a corporation to indemnify any director or officer made a party to any proceeding by reason of service in that capacity unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (ii) the director or officer actually received an improper personal benefit or profit in money, property or services, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Maryland law and the Charter permit the Registrant to indemnify its employees and agents to the same extent as the Registrant’s directors and officers and to such further extent as is consistent with law.
Under the MGCL, a Maryland corporation also may not indemnify for an adverse judgment in a suit by or on behalf of the corporation or for a judgment of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or on behalf of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
The Registrant maintains directors’ and officers’ liability insurance and the Registrant also previously entered into indemnification agreements with certain of its directors and officers under which the Registrant agreed to indemnify such persons against expenses and losses incurred for claims brought against them by reason of being a director or officer of the Registrant. The indemnification agreements indemnify and provide for the advancement of expenses to the Registrant’s directors and officers to the fullest extent permitted by the MGCL.
The foregoing statements are subject to the detailed provisions of the MGCL, the Charter and the Bylaws.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.
Exhibit Number	Description

4.1	Articles of Restatement of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 (File No. 001-13145), filed with the Commission on August 7, 2014).

4.2	Fourth Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 15, 2023).

4.3	Jones Lang LaSalle Incorporated Fifth Amended and Restated 2019 Stock Award and Incentive Plan, effective as of May 28, 2026 (incorporated by reference to Annex C to the Registrant’s Proxy Statement included in Schedule 14A (File No. 001-13145), filed with the Commission on April 17, 2026).

5.1*	Opinion of Womble Bond Dickinson (US) LLP with respect to validity of issuance of securities.

23.1*	Consent of Womble Bond Dickinson (US) LLP (included as part of Exhibit 5.1 hereto).

23.2*	Consent of KPMG LLP, independent registered public accounting firm.

24.1*	Powers of Attorney (included in the signature page to this Registration Statement).

107*	Calculation of Filing Fee Table.

*Filed herewith.

Item 9.	Undertakings.
(a) The Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on May 28, 2026.

JONES LANG LASALLE INCORPORATED

By: /s/ Kelly Howe
Name: Kelly Howe
Title: Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints, jointly and severally, each of Christian Ulbrich, President and Chief Executive Officer, Kelly Howe, Chief Financial Officer, and Alan K. Tse, Global Chief Legal Officer and Corporate Secretary, or any of them (with full power to each of them to act alone), as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and on his or her behalf to sign, execute and file all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and any documents required to be filed with respect therewith, with the Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christian Ulbrich	President and Chief Executive Officer and Director	May 28, 2026
Christian Ulbrich	(Principal Executive Officer)

/s/Kelly Howe	Chief Financial Officer	May 28, 2026
Kelly Howe	(Principal Financial Officer)

/s/Benjamin Hawke	Chief Accounting Officer	May 28, 2026
Benjamin Hawke	(Principal Accounting Officer)

/s/Siddharth N. Mehta	Chairman of the Board of Directors and Director	May 28, 2026
Siddharth N. Mehta

/s/Matthew Carter, Jr.	Director	May 28, 2026
Matthew Carter, Jr.

/s/Susan Gore	Director	May 28, 2026
Susan Gore

/s/Tina Ju	Director	May 28, 2026
Tina Ju

/s/Bridget Macaskill	Director	May 28, 2026
Bridget Macaskill

/s/Deborah H. McAneny	Director	May 28, 2026
Deborah H. McAneny

/s/Moses Ojeisekhoba	Director	May 28, 2026
Moses Ojeisekhoba

/s/Jeetendra I. Patel	Director	May 28, 2026
Jeetendra I. Patel

/s/Larry Quinlan	Director	May 28, 2026
Larry Quinlan

/s/Efrain Rivera	Director	May 28, 2026
Efrain Rivera